Fund of Funds Investment Agreement

This FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of May 24, 2021, is between The RBB Fund, Inc. (the “Company”), a Maryland corporation, on behalf of the Orinda Income Opportunities Fund (the “Acquired Fund”), Northern Lights Fund Trust, a statutory trust organized under the laws of the State of Delaware (the “Acquiring Trust”), on behalf of each of its separate series listed on Schedule A and such additional series as shall be designated in the future (each, an “Acquiring Fund,” and collectively, the “Acquiring Funds”), severally and not jointly, and Wright Fund Management, LLC, investment adviser to each of the Acquiring Funds.

WHEREAS, each of the Acquiring Funds and Acquired Fund is an open-end management investment company that is registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, Sections 12(d)(1)(A) of the 1940 Act generally limit the ability of a registered investment company to invest in shares of another registered investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act generally permits a registered investment company to invest in shares of another registered investment company in excess of the limitations under Sections 12(d)(1)(A) subject to certain terms and conditions; and

WHEREAS, the Acquiring Funds, from time to time, may wish to acquire shares of the Acquired Fund in excess of the limitations under Sections 12(d)(1)(A) in reliance on Rule 12d1-4.

NOW, THEREFORE, in consideration of the potential benefits to the Funds arising out of the investment by the Acquiring Funds in the Acquired Fund, the Funds agree as follows:

1.	Terms of Investment

a)                   In order to help reasonably address the risk of undue influence on the Acquired Fund by an Acquiring Fund, the Acquiring Funds and the Acquired Fund agree as follows:

i.	Material terms regarding the Acquiring Funds’ investment in the Acquired Fund necessary to make the required findings.

(A)       In-kind redemptions. The Acquiring Funds acknowledge and agree that, consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request in excess of $2,000,000 (or 1% of the assets of the Acquired Fund, whichever is less) partially or wholly in-kind.

(B)       Timing/advance notice of redemptions. The Acquiring Funds will use reasonable efforts to provide advance notification of redemption requests to the Acquired Fund whenever practicable. Such notifications may be made by email or telephone to the wholesalers/relationship managers of the Acquired Fund. Upon request of any authorized person at the Acquired Fund, the Acquiring Funds will advise the projected net asset value of the Acquired Fund that is their current stop level, recognizing that the trailing stop discipline of the Acquiring Funds will likely result in the gradual daily rise of that level.

(C) Scale of investment. The Acquiring Funds will use reasonable efforts to limit the amount of Acquired Fund shares they own to no more than 20% of the Acquired Fund’s assets. The Acquiring Funds shall be entitled to rely on information on the Acquired Fund’s assets provided by the Acquired Fund or by reputable mutual fund data providers, such as Morningstar.

b)                  In order to assist the Acquiring Funds’ investment adviser with assessing the impact of fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide the Acquiring Funds with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Funds with reference to Rule 12d1-4.

2.	Representations and Obligations of the Acquired Fund

The Acquired Fund agrees to:

(a)	comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)                promptly notify the Acquiring Funds if the Acquired Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement;

(c)                adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4; and

(d)                provide, subject to applicable law, the Acquiring Funds and its investment adviser (and, if applicable, subadviser) with information reasonably requested by the Acquiring Funds and its investment adviser (and, if applicable, subadviser) to comply with the terms and conditions of Rule 12d1-4, including information on the fees and expenses of the Acquired Fund.

3.	Representations and Obligations of the Acquiring Funds

The Acquiring Funds agree to:

(a)	comply with the terms and conditions of Rule 12d1-4 and this Agreement;

(b)                promptly notify the Acquired Fund if an Acquiring Fund fails to comply with the terms and conditions of Rule 12d1-4 or this Agreement; and

(c)	adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4.
4.	Condition to Initial Purchase in Reliance on Rule 12d1-4

The Acquiring Funds and the Acquired Fund agree that, prior to the initial acquisition by an Acquiring Fund of shares of the Acquired Fund in reliance on Rule 12d1-4, the investment adviser (or, if applicable, subadviser) to each of the Acquiring Fund and the Acquired Fund must make in writing the findings required by Rule 12d1-4.

5.	Indemnification

(a)                The Acquiring Funds agree to hold harmless, indemnify and defend the Acquired Fund, including any principals, directors or trustees, officers, employees and agents (“Acquired Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any Acquired Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquiring Fund, its principals, directors or trustees, officers, employees, agents, or advisers.

(b)                The Acquired Fund agrees to hold harmless, indemnify and defend the Acquiring Funds, including any principals, directors or trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any and all Claims asserted against the Acquiring Funds, including any Acquiring Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of

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the terms and conditions of Rule 12d1-4, in each case by the Acquired Funds, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(c)                Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.

6.	Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) Federal Express or other comparable overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile with confirmation during normal business hours; or (iv) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.

If to the Acquired Fund:

The RBB Fund, Inc.

Attn: Salvatore Faia, President

c/o U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Tel: (609) 731-6256

If to the Acquiring Fund:

David C. Wright, JD Managing Member Wright Fund Management, LLC 3420 Ocean Park Blvd., Suite 3060 Santa Monica CA 90405 Email: Dave@sierrainvestment.com
With a copy to:
Northern Lights Fund Trust c/o Ultimus Fund Solutions 80 Arkay Drive, Ste. 110 Hauppauge, NY 11788 Attn: Legal Department Phone: 631-470-2600

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7.	Term and Termination; Assignment; Amendment; Governing Law

(a)                This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Funds’ reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in the Acquired Funds made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)                This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Funds may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits.

(c)                This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(d)                This Agreement may be amended only by a writing that is signed by each affected party.

(e)                This Agreement will be governed by laws of Delaware without regard to choice of law principles.

8.	Miscellaneous

(a)                Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(b)                No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing in the manner provided by Section 5 and signed by a duly authorized representative of each party.

(c)                This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(d)                If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE RBB FUND, INC. ON BEHALF OF THE
ORINDA INCOME OPPORTUNITIES FUND

/s/ James G. Shaw

Print Name: James G. Shaw

Title: CFO/Treasurer/Secretary

NORTHERN LIGHTS FUND TRUST, ON BEHALF OF
EACH ACQUIRING FUND LISTED IN SCHEDULE A

/s/ Richard Malinowski

Print Name: Richard Malinowski
Title: Vice President

WRIGHT FUND MANAGEMENT, LLC

/s/ David C. Wright

Print Name: David C. Wright

Title: Managing Member

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SCHEDULE A

List of Acquiring Funds

Sierra Tactical All Asset Fund

Sierra Tactical Core Income Fund

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